Exhibit 99.1

For Immediate Release
October 11, 2007

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2007, of $138,000, or $0.07 per share of common stock, basic and diluted, compared to net income of $169,000, or $0.09 per share of common stock, basic, and $0.08 per share, diluted, for the three months ended September 30, 2006.  The Company reported unaudited net income of $444,000, or $0.22 per share of common stock, basic and diluted, for the nine months ended September 30, 2007, compared to net income of $784,000, or $0.40 per share of common stock, basic, and $0.39 per share, diluted, for the nine months ended September 30, 2006.

Net income decreased $31,000 during the third quarter of 2007 as compared to the third quarter of 2006.  The decrease is due to a decline of $47,000 in net interest income and increases of $20,000 in the provision for loan losses and $19,000 in other expenses, partially offset by an increase of $53,000 in other income and a decrease of $2,000 in income taxes.  The decrease in net interest income is the net effect of increases in interest income of $460,000 and interest expense of $507,000.  Interest income on loans increased $401,000, primarily due to a $21.5 million increase in the average balance of the loan portfolio during the third quarter of 2007 compared to the same period of 2006.  The increased loan volume was funded by a growth in deposits and an increase in other borrowings, which consisted primarily of advances from the Federal Home Loan Bank.  Interest expense on deposits increased $382,000 during the third quarter of 2007 compared to 2006, primarily due to an increase of 51 basis points in the average cost of deposits during this same time frame.  The average balance of deposits increased $11.6 million during the third quarter of 2007, primarily due to the introduction of a new, higher-cost money market deposit product during 2006.  Interest expense on borrowings increased $124,000, as the average balance increased $9.4 million and the average cost increased 29 basis points, during the third quarter of 2007.

The increase in other income is primarily due to increases of $48,000 in commission income and $19,000 in gains on securities sales, partially offset by a decrease of $24,000 in net income from mortgage banking operations.  The increase in other expense is primarily due to increases of $72,000 in salaries and benefits expense, partially offset by decreases of $25,000 in real estate owned expense and $17,000 in occupancy expense.  The increase in the provision for loan losses is primarily due to the growth in the loan portfolio over the past twelve months.

Net income decreased $340,000 during the nine months ended September 30, 2007 compared to the same period of 2006.  The decrease in net income is due to a decrease of $507,000 in net interest income and an increase of $152,000 in other expenses, partially offset by an increase of $72,000 in other income and decreases of $10,000 in the provision for loan losses and $237,000 in income taxes.  The decrease in net interest income during the first nine months of 2007, compared to the same period of 2006, is due to an increase of $1.2 million in interest income offset by an increase of $1.7 million in interest expense.  Interest income on loans increased $942,000 due to a $14.8 million increase in the average balance of loans during the first nine months of 2007.  Interest expense has been impacted by a $1.6 million increase in interest expense on deposits.  The increase is primarily due to an increase of 79 basis points in the average cost of deposits, as well as a $14.4 million increase in the average balance of deposits, during the first nine months of 2007, compared to the same period of 2006.

The increase in other income is primarily due to increases of $90,000 in commission income, $44,000 in service charges on deposits, and $24,000 in trust income, partially offset by a decrease of $113,000 in net income from mortgage banking operations.  The decrease in net income from mortgage banking operations reflects a reduction in loan sales and an increase in the amortization of mortgage servicing rights.  Other expense was affected by an increase of $196,000 in salaries and benefit expense, which is attributed to annual wage and cost increases, higher commissions, and additional staffing.  The increase in other expense was partially offset by a decrease of $60,000 in real estate owned expense.  The decrease in the provision for loan losses reflects a decrease in nonperforming loans partially offset by the growth in the loan portfolio.  The decrease in income taxes reflects a decrease in taxable income and the effect of state income tax benefits.

Total assets at September 30, 2007, increased to $282.1 million from $267.4 million at December 31, 2006.  Total deposits at September 30, 2007 were $239.3 million, compared to $232.9 million at December 31, 2006.  Total stockholders’ equity at September 30, 2007 and December 31, 2006, was $22.0 million and $21.1 million, respectively.  At September 30, 2007, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.0%, 10.7%, and 11.7%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended September 30, 2007, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.